UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 31, 2010

AMERICAN PACIFIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8137 (Commission File Number)	59-6490478 (IRS Employer Identification No.)

3883 Howard Hughes Parkway, Suite 700, Las Vegas, Nevada (Address of principal executive offices)	89169 (Zip Code)
Registrant’s telephone number, including area code: (702) 735-2200

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
On December 31, 2010, American Pacific Corporation (the “Company”) terminated its Amended and Restated Credit Agreement dated as of February 6, 2007, as amended by that certain First Amendment dated as of July 7, 2009 and by that certain Second Amendment to Credit Agreement, dated as of September 17, 2010 (collectively, the “Revolving Credit Facility”), in each case by and among the Company, certain domestic subsidiaries of the Company party thereto, as guarantors, Wells Fargo Bank, National Association (successor by merger to Wachovia Bank, National Association) (“Wells Fargo”) as Administrative Agent, and certain lenders party thereto, including Wells Fargo and Bank of America, National Association. Company will not pay any penalties as a result of the early termination.
The Revolving Credit Facility was a secured revolving credit facility with an aggregate principal amount of up to $20.0 million and had an initial term of five years. The Revolving Credit Facility has no outstanding borrowings. After termination of the Revolving Credit Facility, letters of credit now outstanding under the Revolving Credit Facility in the amount of approximately $1.8 million will remain outstanding pursuant to separate arrangements with Wells Fargo (in its capacity as an issuer of letters of credit).
The Company elected to terminate the Revolving Credit Facility prior to its maturity date because the terms of the Revolving Credit Agreement became too restrictive as compared to the Company’s recent financial performance and the Company does not currently forecast a requirement to make borrowings under a revolving credit arrangement during its fiscal year ending September 30, 2011. The Company may pursue a replacement facility that is better aligned with the business and that provides incremental liquidity.
The Revolving Credit Facility was guaranteed by and secured by substantially all of the assets of the Company’s current and future domestic subsidiaries, subject to certain exceptions as set forth in the Revolving Credit Facility. The Revolving Credit Facility contained certain negative covenants restricting and limiting the Company’s ability to, among other things:
•	incur debt, incur contingent obligations and issue certain types of preferred stock;

•	create liens;

•	pay dividends, distributions or make other specified restricted payments;

•	make certain investments and acquisitions;

•	enter into certain transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with any other entity or sell, assign, transfer, lease, convey or otherwise dispose of assets.
The annual interest rates applicable to loans under the Revolving Credit Facility were, at the Company’s option, either the Alternate Base Rate or LIBOR Rate (each as defined in the Revolving Credit Facility) plus, in each case, an applicable margin. The applicable margin was tied to the Company’s total leverage ratio (as defined in the Revolving Credit Facility). In addition, the Company paid commitment fees, other fees related to the issuance and maintenance of letters of credit, and certain agency fees.
Financial covenants under the Revolving Credit Facility included quarterly requirements for total leverage ratio of less than or equal to 5.25 to 1.00, and interest coverage ratio of at least 2.00 to 1.00 through quarters ended June 30, 2011 and 2.50 to 1.00 for quarters thereafter.
The Revolving Credit Facility also contained usual and customary events of default (subject to certain threshold amounts and grace periods), including cross-default provisions that included the Company’s 9.0% Senior Notes due February 1, 2015. If an event of default occurred and was continuing, the Company would have been required to repay the obligations under the Revolving Credit Facility prior to its stated maturity and the related commitments may have been terminated.
Wells Fargo and its affiliates have provided in the past and may provide in the future, investment banking, commercial banking and lending and financial advisory services to the Company and its affiliates.

Bank of America, National Association and its affiliates have provided in the past and may provide in the future, investment banking, commercial lending and financial advisory services to the Company and its affiliates.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Pacific Corporation
Date: January 6, 2011	By:	/s/ JOSEPH CARLEONE
Joseph Carleone, PH.D.
President and Chief Executive Officer